Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

ASTEC INDUSTRIES, INC. ACQUIRES PETERSON, INC., MANUFACTURER OF ENVIRONMENTAL, WOOD, CONSTRUCTION DEBRIS AND WASTE PRODUCT PROCESSING EQUIPMENT

CHATTANOOGA, Tennessee, (July 31, 2007).  Astec Industries, Inc. (NASDAQ: ASTE) finalized today the previously announced purchase of Peterson, Inc. (“Peterson”) located in Eugene, Oregon.

The final purchase price including closing adjustments was $21,100,000 with the possibility of additional payments of up to $3,000,000 in total based on Peterson’s 2008 and 2009 financial results.  The Company also paid off approximately $7,000,000 of outstanding Peterson debt.  Under a separate contract, the Company agreed to purchase at a future date all of the real estate and improvements used by Peterson for approximately $7,000,000.

Peterson is a leading manufacturer of whole-tree pulpwood chippers, horizontal grinders and blower trucks.  Founded in 1961 as Wilbur Peterson & Sons, a heavy construction company, the company expanded into manufacturing in 1982 to develop equipment to suit their land clearing and construction needs. By 1990 Peterson had developed its first wood recycling machine and since that time continuous development has led to the existing product line. The company will continue to operate from its Eugene headquarters under the name Peterson Pacific Corp.  Peterson’s average sales per year for the last three fiscal years (ending on June 30, 2007) were approximately $66,000,000.

To find out more about Peterson go to www.petersonpacific.com.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about future performance of Peterson. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com